Exhibit 99.2

Coronado
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ASX Announcement

16 July 2021

Coronado appoints new Chief Legal Officer

Coronado Global Resources Inc. ("Coronado" or the "Company", ASX: CRN) today announced the appointment of Mr Christopher P. Meyering (Chris) as Vice President and Chief Legal Officer (CLO) of the Company. As CLO, Chris will be responsible for all legal, regulatory and compliance matters for Coronado. He will also be a member of Coronado's group executive team.

Chris has been a practising lawyer since 1983. Chris joins Coronado from Sciens Capital Management LLC where he has been Chief Legal Officer and Chief Compliance Officer since 2000. He has overseen investments across numerous jurisdictions including solar panel manufacturing, shipping, natural gas and water distribution facilities, real estate, telecommunications, military equipment manufacturing, financial data aggregation software, and luxury retail. Prior to that Chris was the Vice President, General Counsel & Secretary for Pure Energy Corporation, an early stage biofuel company. Chris has also spent almost 10 years with The Pittston Company, a publicly traded conglomerate with a deep history in mining metallurgical coal.

Chris earned a Bachelor of Arts from Georgetown University and a J.D. from The Georgetown University Law Center.

Coronado's Managing Director and CEO, Mr Gerry Spindler, said: "We are delighted to welcome Chris to Coronado as CLO and as a member of our executive team. His extensive global experience in legal, compliance and regulatory matters is well matched to the needs of our business as we navigate current market conditions and position the Company to take advantage of the recent recovery in metallurgical coal markets."

Transition arrangements with outgoing CLO, Mr Richard Rose, have been agreed and he will remain as CLO and Secretary of the Company until 31 August 2021. Mr Meyering will join the Company on 1 September 2021 and will formally assume the role of Secretary of the Company from that date.

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This announcement was authorised for release by the Disclosure Committee of Coronado Global Resources Inc.

For further information please contact:

Investors	Investors	Media
Andrew Mooney	Matthew Sullivan	Brett Clegg
P: +61 458 666 639	P: +61 412 157 276	Citadel Magnus
E: amooney@coronadoglobal.com	E: msullivan@coronadoglobal.com	P: +61 487 436 985

Coronado Global Resources Inc.
ARBN: 628 199 468

Level 33, Central Plaza One, 345 Queen Street
Brisbane QLD 4000

T: +61 7 3031 7777 | F: +61 7 3229 7402
www.coronadoglobal.com